Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054

www.svb.com

For release at 1:00 P.M. (Pacific Time)	Contact:
October 23, 2008	Meghan O’Leary
Investor Relations
(408) 654-6364

NASDAQ: SIVB

SVB FINANCIAL GROUP ANNOUNCES 2008 THIRD QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — October 23, 2008 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the third quarter ended September 30, 2008.

Consolidated net income for the third quarter of 2008 was $27.0 million, or $0.80 per diluted common share, compared to $21.3 million, or $0.62 per diluted common share, for the second quarter of 2008, and $38.1 million, or $1.03 per diluted common share, for the third quarter of 2007. Consolidated net income for the second quarter of 2008 included a non-tax deductible loss of $3.9 million, related to our cash settlement of the conversion of certain zero-coupon convertible subordinated notes prior to the notes’ maturity (“Coco Loss”). Additionally, in the second quarter of 2008, we recorded an increase to stockholders’ equity of $3.9 million, representing a corresponding cash receipt pursuant to a call spread arrangement.

Consolidated net income for the nine months ended September 30, 2008 was $76.2 million, or $2.22 per diluted common share, compared to $89.4 million, or $2.41 per diluted common share for the comparable 2007 period. On a non-GAAP basis, excluding the $3.9 million Coco Loss, net income for the nine months ended September 30, 2008 was $80.1 million.

“We delivered another quarter of strong growth and solid credit quality, demonstrating the effectiveness of our strategy and discipline, in contrast to the continued, significant deterioration of the broader financial services market,” said Ken Wilcox, President and CEO of SVB Financial Group.

“Like every company, we are living with the impact of the global economic downturn, but our focus on meeting the needs of clients during these difficult times, and our continued credit and investment discipline are allowing us to weather the storm better than most.”

Third Quarter 2008 Summary

	Three months ended					Nine months ended
				% Change from
(Dollars in millions, except share data and ratios)	September 30, 2008	June 30, 2008	September 30, 2007	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007	% Change
Income Statement:
Diluted EPS	$0.80	$0.62	$1.03	29.0%	(22.3)%	$2.22	$2.41	(7.9)%
Net income	27.0	21.3	38.1	26.8	(29.1)	76.2	89.4	(14.8)
Net interest income	95.1	87.9	95.7	8.2	(0.6)	275.1	283.6	(3.0)
Provision for loan losses	13.7	8.4	3.2	63.1	328.1	29.8	10.9	173.4
Noninterest income	41.7	43.9	65.0	(5.0)	(35.8)	127.2	168.2	(24.4)
Noninterest expense	80.4	87.2	83.0	(7.8)	(3.1)	251.1	263.0	(4.5)
Non-GAAP net income (A)	27.0	25.2	38.1	7.1	(29.1)	80.1	99.6	(19.6)
Non-GAAP noninterest expense, net of minority interest (A)	77.6	80.9	80.3	(4.1)	(3.4)	239.1	237.6	0.6
Fully Taxable Equivalent:
Net interest income (1)	$95.7	$88.4	$96.0	8.3%	(0.3)%	$276.8	$284.6	(2.7)%
Net interest margin	5.73%	5.69%	7.18%	0.7	(20.2)	5.91%	7.38%	(19.9)
Shares Outstanding:
Common	32,735,732	32,252,367	33,448,121	1.5%	(2.1)%	32,735,732	33,448,121	(2.1)%
Basic weighted average	32,534,613	32,053,749	34,028,704	1.5	(4.4)	32,295,612	34,254,952	(5.7)
Diluted weighted average	33,778,095	34,192,459	36,869,496	(1.2)	(8.4)	34,255,320	37,131,653	(7.7)
Balance Sheet:
Average total assets	$7,548.1	$7,158.1	$6,087.3	5.4%	24.0%	$7,154.2	$5,915.9	20.9%
Average loans, net of unearned income	4,863.7	4,319.9	3,630.3	12.6	34.0	4,433.7	3,439.5	28.9
Average interest-earning investment securities	1,396.2	1,336.5	1,326.4	4.5	5.3	1,332.1	1,391.6	(4.3)
Average noninterest-bearing demand deposits	2,826.3	2,833.0	2,867.8	(0.2)	(1.4)	2,852.9	2,838.2	0.5
Average interest-bearing deposits	1,994.0	1,815.9	1,068.8	9.8	86.6	1,782.5	1,041.7	71.1
Average total deposits	4,820.3	4,648.8	3,936.6	3.7	22.4	4,635.4	3,879.9	19.5
Average short-term borrowings	544.3	206.0	205.7	164.2	164.6	329.2	388.6	(15.3)
Average long-term debt	976.8	1,099.8	847.2	(11.2)	15.3	987.9	598.9	65.0
Period-end total assets	8,070.9	7,309.9	6,304.1	10.4	28.0	8,070.9	6,304.1	28.0
Period-end loans, net of unearned income	5,285.1	4,633.7	3,818.3	14.1	38.4	5,285.1	3,818.3	38.4
Period-end investment securities	1,780.0	1,788.0	1,571.6	(0.4)	13.3	1,780.0	1,571.6	13.3
Period-end noninterest-bearing demand deposits	3,231.3	2,919.2	2,892.1	10.7	11.7	3,231.3	2,892.1	11.7
Period-end interest-bearing deposits	2,201.3	1,944.4	1,081.1	13.2	103.6	2,201.3	1,081.1	103.6
Period-end total deposits	5,432.6	4,863.6	3,973.2	11.7	36.7	5,432.6	3,973.2	36.7
Off-Balance Sheet:
Average total client investment funds	$22,036.0	$21,389.3	$20,705.1	3.0%	6.4%	$21,773.0	$20,072.2	8.5%
Period-end total client investment funds	21,533.8	21,877.9	20,360.8	(1.6)	5.8	21,533.8	20,360.8	5.8
Total unfunded credit commitments	5,619.0	5,034.3	4,469.0	11.6	25.7	5,619.0	4,469.0	25.7
Earnings Ratios:
Return on average assets (2)	1.42%	1.20%	2.48%	18.3%	(42.7)%	1.42%	2.02%	(29.7)%
Return on average stockholders’ equity (2)	15.09	12.64	22.35	19.4	(32.5)	14.70	17.96	(18.2)
Asset Quality Ratios:
Allowance for loan losses as a percentage of total gross loans	1.13%	1.13%	1.15%	—%	(1.7)%	1.13%	1.15%	(1.7)%
Gross charge-offs as a percentage of total gross loans (annualized)	0.52	0.78	0.43	(33.3)	20.9	0.56	0.51	9.8
Net charge-offs as a percentage of total gross loans (annualized)	0.47	0.44	0.24	6.8	95.8	0.42	0.33	27.3
Other Ratios:
Total risk-based capital ratio	14.33%	15.10%	17.64%	(5.1)%	(18.8)%	14.33%	17.64%	(18.8)%
Tangible common equity to tangible assets (3)	9.20	9.47	10.80	(2.9)	(14.8)	9.20	10.80	(14.8)
Operating efficiency ratio (4)	58.51	65.86	51.52	(11.2)	13.6	62.14	58.09	7.0
Average loans, net of unearned income-to-deposits	100.90	92.92	92.22	8.6	9.4	95.65	88.65	7.9
Non-GAAP Ratios: (A)
Non-GAAP return on average assets (5)	1.42%	1.41%	2.48%	0.7%	(42.7)%	1.49%	2.25%	(33.8)%
Non-GAAP return on average stockholders’ equity (5)	15.09	14.92	22.35	1.1	(32.5)	15.44	20.01	(22.8)
Non-GAAP operating efficiency ratio (6)	56.91	61.52	54.29	(7.5)	4.8	59.28	56.85	4.3
Other Statistics:
Common stock repurchases	$—	$1.0	$58.0	(100.0)%	(100.0)%	$45.6	$97.3	(53.1)%
Period-end prime rate	5.00%	5.00%	7.75%	—	(35.5)	5.00%	7.75%	(35.5)
Average SVB prime lending rate	5.00	5.08	8.19	(1.6)	(38.9)	5.44	8.23	(33.9)
Period-end full-time equivalent employees	1,237	1,209	1,141	2.3%	8.4%	1,237	1,141	8.4%

(A)	A reconciliation of non-GAAP calculations to GAAP is provided in the schedules attached.

(1)	Interest income on non-taxable investments is presented on a fully tax-equivalent basis using the federal statutory income tax rate of 35.0 percent. The tax-equivalent adjustments were $0.6 million, $0.6 million and $0.3 million for the quarters ended September 30, 2008, June 30, 2008 and September 30, 2007, respectively. The tax-equivalent adjustments were $1.7 million and $0.9 million for the nine months ended September 30, 2008 and 2007, respectively.

(2)	Ratios represent annualized consolidated net income divided by quarterly average assets/equity and year-to-date average assets/equity, respectively.

(3)	Tangible common equity consists of total stockholders’ equity (excluding unrealized gains and losses from our fixed income investments) less acquired intangibles and goodwill. Tangible assets represent total assets (excluding unrealized gains and losses from our fixed income investments) less acquired intangibles and goodwill.

(4)	The operating efficiency ratio is calculated by dividing noninterest expense by total taxable-equivalent income.

(5)	Ratios represent non-GAAP annualized consolidated net income (excluding the non-tax deductible $3.9 million Coco Loss recorded in the second quarter of 2008, and goodwill impairment charges of $10.2 million, net of tax, recorded in the second quarter of 2007) divided by quarterly average assets/equity and year-to-date average assets/equity, respectively.

(6)	The non-GAAP operating efficiency ratio is calculated by dividing noninterest expense (excluding (i) the non-tax deductible $3.9 million Coco Loss, (ii) goodwill impairment charges of $17.2 million recorded in the second quarter of 2007 and (iii) the portion of noninterest expense attributable to minority interests of $2.9 million, $2.5 million and $2.7 million for the quarters ended September 30, 2008, June 30, 2008 and September 30, 2007, respectively and $8.1 million and $8.2 million for the nine months ended September 30, 2008 and 2007, respectively) by total taxable-equivalent income (excluding taxable-equivalent income attributable to minority interests of $1.2 million, $0.9 million and $13.1 million for the quarters ended September 30, 2008, June 30, 2008 and September 30, 2007, respectively and $0.6 million and $34.8 million for the nine months ended September 30, 2008 and 2007, respectively).

Net Interest Income and Margin

Net interest income was $95.1 million for the third quarter of 2008, compared to $87.9 million for the second quarter of 2008 and $95.7 million for the third quarter of 2007. Net interest income, on a fully tax-equivalent basis, was $95.7 million for the third quarter of 2008, compared to $88.4 million for the second quarter of 2008 and $96.0 million for the third quarter of 2007. The increase in net interest income, on a fully tax-equivalent basis, from the second to the third quarter of 2008, was primarily attributable to the following:

•

A net increase in interest income of $9.7 million from our loan portfolio, primarily related to growth in our average loan portfolio balances, which increased interest income by $10.4 million in the third quarter of 2008. Additionally, the third quarter of 2008 had one more day compared to the second quarter of 2008, which increased interest income by $1.0 million. These increases in interest income were partially offset by the full quarter effect of the 25 basis points reduction in our prime-lending rate during the second quarter of 2008. Our average prime-lending rate was 5.00 percent for the third quarter of 2008, compared to 5.08 percent for the second quarter of 2008.

•	An increase in interest income of $0.8 million for our interest-earning investment securities portfolio, primarily related to growth in average balances of our mortgage-backed securities portfolio.

•

A net decrease in interest expense of $0.6 million from our long-term debt, primarily due to a $0.5 million decrease in interest expense from the interest rate swap agreements associated with our 5.70% senior and 6.05% subordinated notes, due to lower London Interbank Offered Rates (LIBOR).

•

An increase in interest expense of $1.9 million from our short-term borrowings, primarily related to increases in average balances. Short-term borrowings were used to partially fund growth in our loan portfolio.

•

A decrease in interest income of $1.0 million from our short-term investment portfolio primarily related to decreases in average balances. In the second quarter of 2008, our average short-term investment portfolio included net proceeds from our issuance of $250 million of 3.875% convertible senior notes, a portion of which was subsequently used to settle the conversion of our zero-coupon convertible subordinated notes, which matured on June 15, 2008.

•

An increase in interest expense of $0.9 million from total interest-bearing deposits, primarily due to growth in the average balances of our money market deposit for early stage clients and our Eurodollar sweep deposit products.

Our net interest margin, on a fully tax-equivalent basis, was 5.73 percent for the third quarter of 2008, compared to 5.69 percent for the second quarter of 2008 and 7.18 percent for the third quarter of 2007. The increase from the second to the third quarter of 2008 was primarily due to the change in mix of interest-earning assets with a higher concentration of loans, resulting from our recent 2008 loan growth. The increase in our net interest margin was partially offset by the full quarter effect of the 25 basis points reduction in our prime-lending rate during the second quarter of 2008, which we lowered in response to a Federal Reserve rate cut, and an increase in our funding costs due to growth in interest-bearing deposits and short-term borrowings to support our loan growth.

Net interest income, on a fully tax-equivalent basis, was $276.8 million and $284.6 million for the nine months ended September 30, 2008 and 2007, respectively. Net interest margin, on a fully tax-equivalent basis, was 5.91 percent for the nine months ended September 30, 2008, compared to 7.38 percent for the comparable 2007 period.

On an average basis, for the third quarter of 2008, 73.4 percent, or $3.72 billion, of our outstanding gross loans were variable-rate loans that adjust at a prescribed measurement date upon a change in our prime-lending rate or other variable indices. This compares to 73.1 percent, or $3.23 billion, for the second quarter of 2008 and 72.6 percent, or $2.71 billion, for the third quarter of 2007.

Loans

Average loans, net of unearned income, were $4.86 billion for the third quarter of 2008, compared to $4.32 billion for the second quarter of 2008 and $3.63 billion for the third quarter of 2007. The increase in average loan balances from the second to the third quarter of 2008 came from all our client industry segments, with particularly strong growth in loans to venture capital funds for capital calls, and from hardware and software industry clients. Period-end loans, net of unearned income, were $5.29 billion at September 30, 2008, compared to $4.63 billion at June 30, 2008 and $3.82 billion at September 30, 2007.

Deposits

Average deposits were $4.82 billion for the third quarter of 2008, compared to $4.65 billion for the second quarter of 2008 and $3.94 billion for the third quarter of 2007. The increase in average deposit balances from the second to the third quarter of 2008 reflects an increase in average balances of our money market deposit product for early stage clients and our Eurodollar sweep deposit product. The average balances of our early stage money market deposit product were $560.5 million for the third quarter of 2008, compared to $425.5 million for the second quarter of 2008 and $144.9 million for the third quarter of 2007. The average balances of our Eurodollar sweep deposit product were $389.2 million for the third quarter of 2008, compared to $322.4 million for the second quarter of 2008. Period-end deposits were $5.43 billion at September 30, 2008, compared to $4.86 billion at June 30, 2008 and $3.97 billion at September 30, 2007.

Investment Securities Portfolio

Our investment securities portfolio consists of both a fixed income investment portfolio, which primarily represents interest-earning securities, and a non-marketable securities portfolio, which primarily represents investments managed by SVB Capital as part of our funds management business. Total investment securities were $1.78 billion at September 30, 2008, compared to $1.79 billion at June 30, 2008 and $1.57 billion at September 30, 2007.

Average interest-earning investment securities were $1.40 billion for the third quarter of 2008, compared to $1.34 billion for the second quarter of 2008 and $1.33 billion for the third quarter of 2007. The increase in average interest-earning investment securities from the second to the third quarter of 2008 was primarily due to purchases of mortgage-backed securities during the later half of the second quarter of 2008.

Noninterest Income

Noninterest income was $41.7 million for the third quarter of 2008, compared to $43.9 million for the second quarter of 2008 and $65.0 million for the third quarter of 2007. The decrease in noninterest income from the second to the third quarter of 2008 was primarily driven by the following factors:

•

Net losses on investment securities of $0.9 million for the third quarter of 2008, compared to net gains of $2.0 million for the second quarter of 2008. Net losses on investment securities of $0.9 million for the third quarter of 2008 were comprised of the following:

•	Net unrealized losses of $5.4 million due to lower valuations of investments within our Managed Funds of Funds and Sponsored Debt Funds

•	Realized losses of $2.0 million principally from the sale of our marketable equity securities comprised of publicly traded shares acquired upon exercise of equity warrant assets

•	Unrealized gains of $4.7 million in our Managed Co-Investment Funds as a result of higher valuations of investments, and

•	Realized gains of $1.5 million in our Managed Funds of Funds due to net gains from distributions.

	Three months ended
	September 30, 2008					June 30, 2008
(Dollars in thousands)	Managed Co-Investment Funds	Managed Funds Of Funds	Sponsored Debt Funds	Other	Total	Total
Unrealized gains (losses)	$4,669	$(3,386)	$(2,004)	$—	$(721)	$(5,081)
Realized gains (losses)	—	1,525	364	(2,044)	(155)	7,120

Total gains (losses) on investment securities, net	$4,669	$(1,861)	$(1,640)	$(2,044)	$(876)	$2,039

As of September 30, 2008, we held investments, either directly or through seven of our managed investment funds, in 433 private equity funds, 73 companies and four sponsored debt funds.

•

A decrease in other noninterest income of $2.0 million primarily due to net losses from revaluations of foreign currency denominated loans of $4.7 million for the third quarter of 2008, compared to $2.0 million for the second quarter of 2008. The net losses of $4.7 million were primarily due to the strengthening of the U.S. dollar in the third quarter of 2008.

•

An increase in net gains on derivative instruments of $2.1 million, primarily due to net gains from changes in the fair value of foreign exchange forward contracts, partially offset by lower net gains from changes in the fair value of an interest rate swap and lower net gains from our equity warrant assets, primarily due to lower valuations in the third quarter of 2008 compared to valuations in the second quarter of 2008. Net gains from foreign exchange forward contracts included $4.5 million in net gains from changes in fair value of foreign exchange forward contracts used to offset net losses of $4.7 million from revaluation of our foreign currency denominated loans, which are included in other noninterest income.

•	An increase in foreign exchange fee income of $0.7 million, primarily due to an increase in foreign exchange activity by our clients.

Non-GAAP noninterest income, net of minority interest, was $40.7 million for the third quarter of 2008, compared to $43.1 million for the second quarter of 2008 and $52.3 million for the third quarter of 2007. Reconciliations of our non-GAAP noninterest income, non-GAAP net (losses) gains on investment securities and non-GAAP net gains on derivative instruments, all of which exclude minority interests, are provided under the section “Use of Non-GAAP Financial Measures.”

Noninterest Expense

Noninterest expense was $80.4 million for the third quarter of 2008, compared to $87.2 million for the second quarter of 2008 and $83.0 million for the third quarter of 2007. The decrease in noninterest expense from the second to the third quarter of 2008 was primarily attributable to the following:

•

Coco Loss of $3.9 million (non-tax deductible) recorded during the second quarter of 2008, related to our cash settlement of the early conversion of certain zero-coupon convertible subordinated notes. In connection with this early conversion settlement payment, we exercised call options pursuant to our call-spread arrangement and received a corresponding cash payment of $3.9 million from the counterparty. As a result, this loss had no net impact on our total stockholders’ equity for the second quarter of 2008.

•

A decrease in the provision for unfunded credit commitments of $1.8 million. We recorded a reduction of the provision for unfunded credit commitments of $1.0 million for the third quarter of 2008, compared to a provision of $0.8 million for the second quarter of 2008. The reduction of the provision for unfunded credit commitments of $1.0 million for the third quarter of 2008 was primarily due to lower utilization of unfunded commitments.

Non-GAAP noninterest expense, net of minority interest, was $77.6 million for the third quarter of 2008, compared to $80.9 million excluding the $3.9 million Coco Loss, net of minority interest, for the second quarter of 2008 and $80.3 million for the third quarter of 2007. Reconciliations of our non-GAAP noninterest expense, excluding the $3.9 million Coco Loss, goodwill impairment charges, and net of minority interest, are provided under the section “Use of Non-GAAP Financial Measures.”

Income Tax Expense

Our effective tax rate was 39.25 percent for the third quarter of 2008, compared to 43.66 percent for the second quarter of 2008 and 40.60 percent for the third quarter of 2007. The decrease in the tax rate from the second to the third quarter of 2008 was primarily attributable to the $3.9 million non-tax deductible Coco Loss.

Our effective tax rate for the nine months ended September 30, 2008 was 40.90 percent, compared to 40.95 percent for the comparable 2007 period. The decrease in the tax rate was primarily attributable to the tax impact of lower non-deductible share-based compensation expense and the effect of more tax-advantaged investments on our overall pre-tax income. These decreases were partially offset by an increase in the tax rate from the $3.9 million non-tax deductible Coco Loss.

Credit Quality

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Allowance for loan losses, beginning balance	$52,888	$49,636	$43,352	$47,293	$42,747
Provision for loan losses	13,682	8,351	3,155	29,756	10,865
Gross loan charge-offs	(7,000)	(9,098)	(4,138)	(22,306)	(14,754)
Loan recoveries	720	3,999	1,856	5,547	5,367

Allowance for loan losses, ending balance	$60,290	$52,888	$44,225	$60,290	$44,225

Provision as a percentage of total gross loans (annualized)	1.02%	0.72%	0.33%	0.75%	0.38%
Gross charge-offs as a percentage of total gross loans (annualized)	0.52	0.78	0.43	0.56	0.51
Net charge-offs as a percentage of total gross loans (annualized)	0.47	0.44	0.24	0.42	0.33
Allowance for loan losses as a percentage of total gross loans	1.13%	1.13%	1.15%	1.13%	1.15%
Total gross loans	$5,323,323	$4,666,989	$3,844,185	$5,323,323	$3,844,185

Our provision for loan losses increased by $5.3 million for the third quarter of 2008, compared to the second quarter of 2008, primarily due to growth in our loan portfolio and a decrease in loan recoveries of $3.3 million, partially offset by a decrease in gross loan charge-offs of $2.1 million. Gross loan charge-offs of $7.0 million and loan recoveries of $0.7 million for the third quarter of 2008 primarily came from our early-stage client loan portfolio.

Minority Interest in Consolidated Affiliates

Minority interest in net losses of consolidated affiliates was $1.7 million for the third quarter of 2008, compared to a net loss of $1.5 million for the second quarter of 2008 and net income of $10.5 million for the third quarter of 2007. Minority interest in net losses of consolidated affiliates of $1.7 million for the third quarter of 2008 was primarily attributable to the following:

•	Noninterest expense of $2.9 million, principally related to management fees paid by our managed funds to the general partners at SVB Capital for funds management.

•	Net investment losses and carried interest of $1.9 million from our funds of funds and net investment losses and carried interest of $1.1 million from our sponsored debt funds.

•	Net investment gains from our managed co-investment funds of $4.1 million.

Minority interest in capital of consolidated affiliates increased by $33.6 million for the third quarter of 2008, compared to the second quarter of 2008, due to equity transactions, which included paid capital calls of $39.2 million made to our consolidated affiliates, partially offset by $3.9 million in distributions to the minority interest holders.

Capital

We did not repurchase any shares of our common stock during the third quarter of 2008. This compares to repurchases of 25,000 shares for $1.0 million during the second quarter of 2008 and 1,140,700 shares for $58.0 million during the third quarter of 2007. We repurchased 1,004,628 shares of our common stock during the nine months ended September 30, 2008 at an aggregate cost of $45.6 million, compared to 1,926,693 shares for the nine months ended September 30, 2007 at an aggregate cost of $97.3 million. On July 24, 2008, our Board of Directors approved a stock repurchase program authorizing us to purchase up to $150 million of our common stock, which expires on December 31, 2009. At September 30, 2008, $150 million of repurchases remain authorized under our stock repurchase program.

Weighted-average diluted common shares outstanding decreased by 414,364 shares from the second to the third quarter of 2008, primarily due to the maturity of our zero-coupon convertible subordinated notes issued in June 2008. This decrease was partially offset by an increase in stock option exercises during the third quarter of 2008 and the dilutive impact from our $250 million of 3.875% convertible senior notes in April 2008 as the average market price of our common stock was higher than the conversion price for the third quarter of 2008.

Additional paid-in-capital increased by $23.8 million from the second to the third quarter of 2008, primarily due to higher stock option exercises.

Outlook for the Year Ending December 31, 2008

Our outlook for the year ending December 31, 2008 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected results of our significant forecasted activities. However, we do not provide our outlook for selected items where the timing and financial impact is particularly uncertain, or for certain potential unusual or one-time items. The outlook observations presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties which are discussed below under the caption “Forward-Looking Statements”.

For the year ending December 31, 2008, compared to our 2007 results, we currently expect the following outlook:

	Current outlook compared to 2007 results (as of October 23, 2008)	Change in outlook compared to outlook reported as of July 24, 2008
Average loan balance	increase at a percentage rate in the mid thirties range	outlook increased from high twenties range

Average deposit balance (majority of growth from interest-bearing deposits)	increase at a percentage rate in the low twenties range	outlook increased from high teens range

Net interest margin	we expect our net interest margin to range from 5.60% to 5.80% for 2008	outlook changed to include federal reserve rate cuts through the date of this release

Fees for deposit services, letters of credit and foreign exchange, in aggregate	increase at a percentage rate in the low thirties range	outlook increased from mid twenties range

Client investment fees	increase at a percentage rate in the mid single digit range	no change from previous outlook

Allowance for loan losses as a percentage of gross loans	remain flat	no change from previous outlook

Noninterest expense* (excluding expenses related to minority interest, Coco Loss, and goodwill impairment)	increase at a percentage rate in the low single digit range	outlook decreased from mid single digit range

*	non-GAAP

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In this release, particularly in the section “Outlook for the Year Ending December 31, 2008” above, we make forward-looking statements discussing management’s expectations about economic conditions, opportunities in the market, and our financial and credit performance and financial results (and the components of such results) for the year 2008.

Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations are not guarantees and may prove to be incorrect. Actual results could differ significantly. Factors that may cause the outlook for the year 2008 and other forward-looking statements herein to change include, among others, the following: (i) accounting changes, as required by U.S. generally accepted accounting principles, (ii) changes in the state of the economy or the markets in which we conduct business or are served by us, (iii) changes in credit quality of our loan portfolio, (iv) changes in interest rates or market levels or factors affecting them, (v) changes in the performance or equity valuations of companies in which we have invested or hold derivative instruments or equity warrant assets, and (vi) variations from our expectations as to factors impacting our cost structure. For additional information about these factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including our most recently-filed quarterly or annual report. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On October 23, 2008, we will host a conference call at 2:00 p.m. (Pacific Time) to discuss the financial results for the third quarter ended September 30, 2008. The conference call can be accessed by dialing (866) 916-4782 or (706) 902-0678, and referencing the conference ID “68187663”. A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 6:00 p.m. (Pacific Time) on Thursday, October 23, 2008, through midnight on Thursday, November 6, 2008, by dialing (800) 642-1687 or (706) 645-9291 and referencing conference ID number “68187663.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, October 23, 2008.

About SVB Financial Group

For 25 years, SVB Financial Group and its subsidiaries, including Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves companies in the technology, life science, venture capital/private equity and premium wine industries. Offering diversified financial services through Silicon Valley Bank, SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services, SVB Financial Group provides clients with commercial, investment, international and private banking services. The Company also offers funds management, broker-dealer services, asset management and a wide range of financial services for companies of all sizes and stages, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, California, SVB Financial Group operates through 27 offices in the U.S. and five internationally in China, India, Israel and the United Kingdom. More information on the Company can be found at www.svb.com.

Banking services are provided by Silicon Valley Bank, the California bank subsidiary and commercial banking operation of SVB Financial Group, and a member of the FDIC and the Federal Reserve. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended			Nine months ended
(Dollars in thousands, except share data)	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Interest income:
Loans	$94,256	$84,515	$93,243	$268,530	$267,526
Investment securities:
Taxable	15,321	14,586	14,915	43,677	46,990
Non-taxable	1,106	1,078	528	3,121	1,692
Federal funds sold, securities purchased under agreement to resell and other short-term investment securities	2,712	3,684	4,485	10,513	12,660

Total interest income	113,395	103,863	113,171	325,841	328,868

Interest expense:
Deposits	6,267	5,372	3,572	16,908	8,328
Borrowings	11,999	10,627	13,891	33,859	36,892

Total interest expense	18,266	15,999	17,463	50,767	45,220

Net interest income	95,129	87,864	95,708	275,074	283,648
Provision for loan losses	13,682	8,351	3,155	29,756	10,865

Net interest income after provision for loan losses	81,447	79,513	92,553	245,318	272,783

Noninterest income:
Client investment fees	13,636	13,648	13,127	41,006	37,813
Foreign exchange fees	8,641	7,961	6,714	24,446	17,778
Deposit service charges	6,129	6,056	3,933	18,076	10,711
Gains on derivative instruments, net	6,472	4,408	8,790	13,479	15,514
Letter of credit and standby letter of credit income	3,050	3,142	2,671	9,138	8,363
Corporate finance fees	—	—	5,166	3,640	11,568
(Losses) gains on investment securities, net	(876)	2,039	14,719	(4,949)	40,611
Other	4,695	6,683	9,914	22,413	25,837

Total noninterest income	41,747	43,937	65,034	127,249	168,195

Noninterest expense:
Compensation and benefits (1)	49,598	50,059	56,460	153,438	161,777
Professional services	9,623	9,132	7,847	27,556	23,673
Premises and equipment	5,781	5,455	4,567	16,424	14,820
Net occupancy	4,135	4,342	5,149	12,825	16,238
Business development and travel	3,389	3,764	2,429	10,575	8,747
Correspondent bank fees	1,689	1,816	1,511	5,011	4,371
Telephone	1,373	1,345	1,178	3,870	4,034
Loss from cash settlement of conversion premium of zero-coupon convertible subordinated notes	—	3,858	—	3,858	—
Data processing services	1,082	1,116	1,054	3,275	2,940
(Reduction of) provision for unfunded credit commitments	(990)	800	(973)	(355)	(2,778)
Impairment of goodwill	—	—	—	—	17,204
Other	4,751	5,502	3,737	14,580	11,966

Total noninterest expense	80,431	87,189	82,959	251,057	262,992

Income before minority interest in net loss (income) of consolidated affiliates and income tax expense	42,763	36,261	74,628	121,510	177,986
Minority interest in net loss (income) of consolidated affiliates	1,693	1,534	(10,458)	7,445	(26,639)

Income before income tax expense	44,456	37,795	64,170	128,955	151,347
Income tax expense	17,448	16,500	26,054	52,749	61,975

Net income	$27,008	$21,295	$38,116	$76,206	$89,372

Earnings per common share — basic	$0.83	$0.66	$1.12	$2.36	$2.61
Earnings per common share — diluted	$0.80	$0.62	$1.03	$2.22	$2.41
Weighted average shares outstanding — basic	32,534,613	32,053,749	34,028,704	32,295,612	34,254,952
Weighted average shares outstanding — diluted	33,778,095	34,192,459	36,869,496	34,255,320	37,131,653

(1)	Compensation and benefits included share-based payments of $3.5 million, $3.9 million and $3.8 million for the quarters ended September 30, 2008, June 30, 2008 and September 30, 2007, respectively, and $10.9 million and $12.0 million for the nine months ended September 30, 2008 and 2007, respectively.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except par value, share data and ratios)	September 30, 2008	June 30, 2008	September 30, 2007
Assets:
Cash and due from banks	$373,510	$305,142	$356,742
Securities purchased under agreement to resell and other short-term investment securities	379,088	325,723	302,377
Investment securities	1,779,978	1,787,996	1,571,619
Loans, net of unearned income	5,285,101	4,633,701	3,818,268
Allowance for loan losses	(60,290)	(52,888)	(44,225)

Net loans	5,224,811	4,580,813	3,774,043

Premises and equipment, net of accumulated depreciation and amortization	32,344	34,787	39,016
Goodwill	4,092	4,092	4,092
Accrued interest receivable and other assets	277,122	271,318	256,199

Total assets	$8,070,945	$7,309,871	$6,304,088

Liabilities, Minority Interest and Stockholders’ Equity:
Liabilities:
Deposits:
Noninterest-bearing demand	$3,231,281	$2,919,205	$2,892,102
Negotiable order of withdrawal (NOW)	57,231	48,032	23,099
Money market	1,334,393	1,131,154	723,369
Time	387,236	410,591	334,670
Sweep	422,468	354,598	—

Total deposits	5,432,609	4,863,580	3,973,240

Short-term borrowings	425,000	330,000	370,000
Other liabilities	175,740	163,911	196,713
Long-term debt	981,946	975,878	855,370

Total liabilities	7,015,295	6,333,369	5,395,323

Minority interest in capital of consolidated affiliates	324,998	291,375	236,131
Stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 32,735,732 shares, 32,252,367 shares and 33,448,121 shares outstanding, respectively	33	32	33
Additional paid-in capital	23,816	—	—
Retained earnings	725,737	698,729	687,350
Accumulated other comprehensive loss	(18,934)	(13,634)	(14,749)

Total stockholders’ equity	730,652	685,127	672,634

Total liabilities, minority interest and stockholders’ equity	$8,070,945	$7,309,871	$6,304,088

Capital Ratios:
Total risk-based capital ratio	14.33%	15.10%	17.64%
Tier 1 risk-based capital ratio	10.00	10.43	12.38
Tier 1 leverage ratio	10.85	10.72	12.40
Other Period-End Statistics:
Tangible common equity to tangible assets ratio	9.20	9.47	10.80
Loans, net of unearned income-to-deposits ratio	97.28%	95.27%	96.10%
Book value per share	$22.32	$21.24	$20.11
Full-time equivalent employees	1,237	1,209	1,141

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Three months ended
	September 30, 2008			June 30, 2008			September 30, 2007
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreement to resell and other short-term investment securities (1)	$383,009	$2,712	2.82%	$597,673	$3,684	2.48%	$350,833	$4,485	5.07%
Investment securities:
Taxable	1,288,039	15,321	4.73	1,233,490	14,586	4.76	1,277,910	14,915	4.63
Non-taxable (2)	108,115	1,701	6.26	102,989	1,659	6.48	48,486	813	6.65
Total loans, net of unearned income	4,863,706	94,256	7.71	4,319,897	84,515	7.87	3,630,279	93,243	10.19

Total interest-earning assets	6,642,869	113,990	6.82	6,254,049	104,444	6.72	5,307,508	113,456	8.48

Cash and due from banks	243,621			249,074			283,711
Allowance for loan losses	(55,998)			(52,776)			(45,174)
Goodwill	4,092			4,092			4,092
Other assets (3)	713,487			703,651			537,179

Total assets	$7,548,071			$7,158,090			$6,087,316

Funding sources:
Interest-bearing liabilities:
NOW deposits	$42,538	$53	0.50%	$51,992	$71	0.55%	$30,647	$31	0.40%
Regular money market deposits	139,210	530	1.51	152,707	533	1.40	149,580	513	1.36
Bonus money market deposits	1,027,018	3,089	1.20	900,767	2,467	1.10	567,345	2,283	1.60
Time deposits	395,970	898	0.90	387,981	920	0.95	321,243	745	0.92
Sweep deposits	389,231	1,697	1.73	322,420	1,381	1.72	—	—	—

Total interest-bearing deposits	1,993,967	6,267	1.25	1,815,867	5,372	1.19	1,068,815	3,572	1.33
Short-term borrowings	544,301	3,042	2.22	205,983	1,104	2.16	205,715	2,701	5.21
Zero-coupon convertible subordinated notes	—	—	—	134,158	234	0.70	149,011	232	0.62
3.875% convertible senior notes	250,000	2,972	4.73	229,121	2,723	4.78	—	—	—
Junior subordinated debentures	52,502	514	3.89	53,090	540	4.09	49,798	853	6.80
Senior and subordinated notes	522,302	4,381	3.34	531,086	4,874	3.69	495,771	7,992	6.40
Other long-term debt	151,998	1,090	2.85	152,386	1,152	3.04	152,669	2,113	5.49

Total interest-bearing liabilities	3,515,070	18,266	2.07	3,121,691	15,999	2.06	2,121,779	17,463	3.27
Portion of noninterest-bearing funding sources	3,127,799			3,132,358			3,185,729

Total funding sources	6,642,869	18,266	1.09	6,254,049	15,999	1.03	5,307,508	17,463	1.30

Noninterest-bearing funding sources:
Demand deposits	2,826,289			2,832,956			2,867,812
Other liabilities	194,426			243,316			193,955
Minority interest in capital of consolidated affiliates	300,305			282,285			227,072
Stockholders’ equity	711,981			677,842			676,698
Portion used to fund interest-earning assets	(3,127,799)			(3,132,358)			(3,185,729)

Total liabilities, minority interest and stockholders’ equity	$7,548,071			$7,158,090			$6,087,316

Net interest income and margin		$95,724	5.73%		$88,445	5.69%		$95,993	7.18%

Total deposits	$4,820,256			$4,648,823			$3,936,627

Average stockholders’ equity as a percentage of average assets			9.43%			9.47%			11.12%

(1)	Includes average interest-bearing deposits in other financial institutions of $90.0 million, $99.2 million and $59.4 million for the quarters ended September 30, 2008, June 30, 2008 and September 30, 2007, respectively.

(2)	Interest income on non-taxable investments is presented on a fully tax-equivalent basis using the federal statutory income tax rate of 35.0 percent. The tax equivalent adjustments were $0.6 million, $0.6 million and $0.3 million for the quarters ended September 30, 2008, June 30, 2008 and September 30, 2007, respectively.

(3)	Average investment securities of $388.2 million, $373.3 million and $250.3 million for the quarters ended September 30, 2008, June 30, 2008 and September 30, 2007, respectively, were classified as other assets as they were noninterest-earning assets. These investments primarily consisted of non-marketable securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Nine months ended September 30,
	2008			2007
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreement to resell and other short-term investment securities (1)	$484,892	$10,513	2.90%	$326,761	$12,660	5.18%
Investment securities:
Taxable	1,231,948	43,677	4.74	1,340,953	46,990	4.69
Non-taxable (2)	100,184	4,801	6.40	50,618	2,603	6.88
Total loans, net of unearned income	4,433,731	268,530	8.09	3,439,524	267,526	10.40

Total interest-earning assets	6,250,755	327,521	7.00	5,157,856	329,779	8.55

Cash and due from banks	256,343			276,202
Allowance for loan losses	(52,363)			(42,979)
Goodwill	4,092			15,435
Other assets (3)	695,343			509,414

Total assets	$7,154,170			$5,915,928

Funding sources:
Interest-bearing liabilities:
NOW deposits	$43,888	$161	0.49%	$36,114	$107	0.40%
Regular money market deposits	142,787	1,487	1.39	161,748	1,414	1.17
Bonus money market deposits	934,253	8,791	1.26	523,636	4,548	1.16
Time deposits	375,914	2,584	0.92	320,180	2,259	0.94
Sweep deposits	285,681	3,885	1.82	—	—	—

Total interest-bearing deposits	1,782,523	16,908	1.27	1,041,678	8,328	1.07
Short-term borrowings	329,198	5,957	2.42	388,622	15,556	5.35
Zero-coupon convertible subordinated notes	94,146	473	0.67	148,789	709	0.64
3.875% convertible senior notes	160,036	5,695	4.75	—	—	—
Junior subordinated debentures	52,853	1,779	4.50	50,704	2,563	6.76
Senior and subordinated notes	528,565	16,109	4.07	246,775	11,837	6.41
Other long-term debt	152,339	3,846	3.37	152,669	6,227	5.45

Total interest-bearing liabilities	3,099,660	50,767	2.19	2,029,237	45,220	2.98
Portion of noninterest-bearing funding sources	3,151,095			3,128,619

Total funding sources	6,250,755	50,767	1.09	5,157,856	45,220	1.17

Noninterest-bearing funding sources:
Demand deposits	2,852,851			2,838,187
Other liabilities	227,628			183,440
Minority interest in capital of consolidated affiliates	281,487			199,927
Stockholders’ equity	692,544			665,137
Portion used to fund interest-earning assets	(3,151,095)			(3,128,619)

Total liabilities, minority interest and stockholders’ equity	$7,154,170			$5,915,928

Net interest income and margin		$276,754	5.91%		$284,559	7.38%

Total deposits	$4,635,374			$3,879,865

Average stockholders’ equity as a percentage of average assets			9.68%			11.24%

(1)	Includes average interest-bearing deposits in other financial institutions of $90.7 million and $50.8 million for the nine months ended September 30, 2008 and 2007, respectively.

(2)	Interest income on non-taxable investments is presented on a fully tax-equivalent basis using the federal statutory income tax rate of 35.0 percent. The tax equivalent adjustments were $1.7 million and $0.9 million for the nine months ended September 30, 2008 and 2007, respectively.

(3)	Average investment securities of $369.0 million and $233.2 million for the nine months ended September 30, 2008 and 2007, respectively, were classified as other assets as they were noninterest-earning assets. These investments primarily consisted of non-marketable securities.

Gains on Derivative Instruments, Net

	Three months ended					Nine months ended
				% Change
(Dollars in thousands)	September 30, 2008	June 30, 2008	September 30, 2007	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007	% Change
Gains (losses) on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net (1)	$561	$478	$360	17.4%	55.8%	$1,767	$1,265	39.7%
Gains (losses) on internal foreign exchange forward contracts, net (2)	4,452	624	(450)	613.5	—	1,985	(884)	(324.5)

Total gains (losses) on foreign exchange forward contracts, net	5,013	1,102	(90)	354.9	—	3,752	381	884.8
Change in fair value of interest rate swap (3)	(10)	879	(338)	(101.1)	(97.0)	376	(81)	(564.2)
Gains on covered call options, net (4)	24	377	—	(93.6)	—	402	—	—
Equity warrant assets:
Gains on exercise, net	1,130	676	7,689	67.2	(85.3)	6,321	11,555	(45.3)
Change in fair value (5):
Cancellations and expirations	(950)	(488)	(514)	94.7	84.8	(1,895)	(1,981)	(4.3)
Other changes in fair value	1,265	1,862	2,043	(32.1)	(38.1)	4,523	5,640	(19.8)

Total net gains on equity warrant assets (6)	1,445	2,050	9,218	(29.5)	(84.3)	8,949	15,214	(41.2)

Total gains on derivative instruments, net	$6,472	$4,408	$8,790	46.8%	(26.4)%	$13,479	$15,514	(13.1)%

(1)	Represents the net gains for foreign exchange forward contracts executed on behalf of clients.

(2)	Represents the change in the fair value of foreign exchange forward contracts to economically reduce our foreign exchange exposure risk related to certain foreign currency denominated loans. Revaluations of foreign currency denominated loans are recorded on the line item “Other” as part of noninterest income, a component of consolidated net income.

(3)	Represents the change in the fair value hedge of the hedging relationship from the interest rate swap agreement related to our junior subordinated debentures.

(4)	Represents net gains on covered call options held by one of our sponsored debt funds.

(5)	At September 30, 2008, we held warrants in 1,258 companies, compared to 1,217 companies at June 30, 2008 and 1,206 companies at September 30, 2007.

(6)	Includes net gains on equity warrant assets held by consolidated investment affiliates. Relevant amounts attributable to minority interests are reflected in the interim consolidated statements of income under the caption “Minority Interest in Net Loss (Income) of Consolidated Affiliates”.

Minority Interest in Net Loss (Income) of Consolidated Affiliates

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Net interest income (1)	$(129)	$(106)	$(357)	$(492)	$(1,045)
Noninterest income (1)	(1,393)	(1,528)	(12,429)	(1,946)	(30,995)
Noninterest expense (1)	2,864	2,457	2,665	8,080	8,189
Carried interest (2)	351	711	(337)	1,803	(2,788)

Total minority interest in net loss (income) of consolidated affiliates	$1,693	$1,534	$(10,458)	$7,445	$(26,639)

(1)	Represents minority interest share in net interest income, noninterest income, and noninterest expense of consolidated affiliates.

(2)	Represents the preferred allocation of income earned primarily by the general partners managing one of our sponsored debt funds and two of our managed funds of funds.

Reconciliation of Basic and Diluted Weighted Average Shares Outstanding

	Three months ended			Nine months ended
(Shares in thousands)	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Weighted average shares outstanding-basic	32,535	32,054	34,029	32,296	34,255
Effect of dilutive securities:
Stock options	994	968	1,233	998	1,310
Restricted stock awards and units	106	87	63	93	83
Zero-coupon convertible subordinated notes (1)	—	1,083	1,540	868	1,484
Warrants associated with zero-coupon convertible subordinated notes (1)	—	—	4	—	—
3.875% convertible senior notes (2)	143	—	—	—	—
Warrants associated with 3.875% convertible senior notes (2)	—	—	—	—	—

Total effect of dilutive securities	1,243	2,138	2,840	1,959	2,877

Weighted average shares outstanding-diluted	33,778	34,192	36,869	34,255	37,132

(1)	The dilutive effect of our convertible subordinated notes was calculated using the treasury stock method based on our average share price and is dilutive at an average share price of $33.6277. The associated warrants were dilutive beginning at an average share price of $51.34. These notes and the associated warrants matured on June 15, 2008.

(2)	The dilutive effect of our convertible senior notes is calculated using the treasury stock method based on our average share price and is dilutive at an average share price of $53.04. The associated warrants are dilutive beginning at an average share price of $64.43.

Credit Quality

	Period end balances at
(Dollars in thousands)	September 30, 2008	June 30, 2008	September 30, 2007
Nonperforming loans and assets:
Nonperforming loans:
Loans past due 90 days or more	$247	$1,151	$—
Nonaccrual loans	9,140	8,497	9,891

Total nonperforming loans	9,387	9,648	9,891
Other real estate owned	1,385	1,612	—

Total nonperforming assets	$10,772	$11,260	$9,891

Nonperforming loans as a percentage of total gross loans	0.18%	0.21%	0.26%
Nonperforming assets as a percentage of total assets	0.13%	0.15%	0.16%
Allowance for loan losses	$60,290	$52,888	$44,225
As a percentage of total gross loans	1.13%	1.13%	1.15%
As a percentage of nonperforming loans	642.27%	548.18%	447.12%
Reserve for unfunded credit commitments (1)	$13,091	$14,081	$11,875
Total gross loans	$5,323,323	$4,666,989	$3,844,185
Total unfunded credit commitments	$5,619,021	$5,034,283	$4,468,992

(1)	The “Reserve for Unfunded Credit Commitments” is included as a component of “Other Liabilities”.

Average Client Investment Funds (1)

	Three months ended			Nine months ended
(Dollars in millions)	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Client directed investment assets	$12,948	$12,734	$12,557	$12,819	$12,226
Client investment assets under management	6,406	6,006	5,734	6,262	5,467
Sweep money market funds	2,682	2,649	2,414	2,692	2,379

Total average client investment funds	$22,036	$21,389	$20,705	$21,773	$20,072

(1)	Client Investment Funds invested through SVB Financial Group are maintained at third party financial institutions.

Average client investment funds increased by $647.0 million to $22.0 billion for the third quarter of 2008, compared to $21.4 billion for the second quarter of 2008, primarily from our private equity and life science clients. Period-end total client investment funds were $21.5 billion at September 30, 2008, compared to $21.9 billion at June 30, 2008 and $20.4 billion at September 30, 2007.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures (non-GAAP net income, non-GAAP noninterest income, non-GAAP net (losses) gains on investment securities, non-GAAP net gains on derivative instruments and non-GAAP noninterest expense) of financial performance. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

In particular, in this press release, we use certain non-GAAP measures which exclude from our GAAP net income in certain periods:

•

Income and expense that are attributable to minority interests - As part of our funds management business, we recognize the entire income or loss from funds where we own significantly less than 100%. We are required under GAAP to consolidate 100% of the results of the funds that we are deemed to control. Similarly, we are required under GAAP to consolidate the results of eProsper, of which we own 65%. The relevant amounts attributable to investors other than us are reflected under “Minority Interest in Net Loss (Income) of Consolidated Affiliates.” Our net income as reported in that section includes only the portion of income or loss that is attributable to our ownership interest.

•

Certain non-tax deductible noninterest expense related to the conversion settlement of certain zero-coupon convertible notes - included in our GAAP net income for the second quarter of 2008 is a non-tax deductible noninterest expense related to the conversion premium value of certain of our zero-coupon convertible notes that were converted prior to their maturity. In connection with these early conversion settlements, we exercised call options pursuant to our call-spread arrangement and received a corresponding cash payment which was reflected in stockholders’ equity as additional paid-in capital. As a result, the noninterest expense reflected in net income in these periods had no net impact on our total stockholders’ equity.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding amounts attributable to minority interests, where indicated, or certain items that do not occur in every reporting period of our core business, operating results or future outlook. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income, or other financial measures prepared in accordance with GAAP. In the financial table below, we have provided a reconciliation of the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release.

SVB FINANCIAL GROUP AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(Unaudited)

	Three months ended			Nine months ended
(Dollars in thousands except share amounts)	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Net income	$27,008	$21,295	$38,116	$76,206	$89,372
Impact of loss from conversion of certain zero-coupon convertible subordinated notes (1)	—	3,858	—	3,858	—
Impact of impairment of goodwill on income before income taxes (2)	—	—	—	—	17,204
Impact of impairment of goodwill on income tax benefit (3)	—	—	—	—	(7,010)

Non-GAAP net income	$27,008	$25,153	$38,116	$80,064	$99,566

Weighted average diluted shares outstanding	33,778,095	34,192,459	36,869,496	34,255,320	37,131,653

(1)	Represents the portion of the conversion payment that exceeded the principal amount related to a conversion of $7.8 million of our zero-coupon convertible subordinated notes, which we settled in cash in the second quarter of 2008. This non-tax deductible loss did not have any impact on our tax provision.

(2)	Goodwill impairment charge for SVB Alliant recognized in the second quarter of 2007.

(3)	Tax benefit recognized in the second quarter of 2007 from goodwill impairment at SVB Alliant tax rate.

	Three months ended			Nine months ended
Non-GAAP noninterest income, net of minority interest (Dollars in thousands)	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
GAAP noninterest income	$41,747	$43,937	$65,034	$127,249	$168,195
Less: income attributable to minority interests, including carried interest	(1,042)	(817)	(12,766)	(143)	(33,783)

Non-GAAP noninterest income, net of minority interest	$40,705	$43,120	$52,268	$127,106	$134,412

	Three months ended			Nine months ended
Non-GAAP net (losses) gains on investment securities, net of minority interest (Dollars in thousands)	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
GAAP net (losses) gains on investment securities	$(876)	$2,039	$14,719	$(4,949)	$40,611
Less: income attributable to minority interests, including carried interest	(1,220)	(452)	(11,885)	227	(31,502)

Non-GAAP net (losses) gains on investment securities, net of minority interest	$(2,096)	$1,587	$2,834	$(4,722)	$9,109

	Three months ended			Nine months ended
Non-GAAP net gains on derivative instruments, net of minority interest (Dollars in thousands)	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
GAAP net gains on derivative instruments	$6,472	$4,408	$8,790	$13,479	$15,514
Less: income attributable to minority interests	(121)	(171)	(760)	(246)	(1,027)

Non-GAAP net gains on derivative instruments, net of minority interest	$6,351	$4,237	$8,030	$13,233	$14,487

	Three months ended			Nine months ended
Non-GAAP noninterest expense, net of minority interest (Dollars in thousands)	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
GAAP noninterest expense	$80,431	$87,189	$82,959	$251,057	$262,992
Less: amounts attributable to minority interests	(2,864)	(2,457)	(2,665)	(8,080)	(8,189)
Less: loss from conversion of convertible subordinated notes	—	(3,858)	—	(3,858)	—
Less: impact of impairment of goodwill	—	—	—	—	(17,204)

Non-GAAP noninterest expense, net of minority interest	$77,567	$80,874	$80,294	$239,119	$237,599